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                                                              SEC FILE NUMBER
                                                                 333-130343
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                                                                CUSIP NUMBER

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING

(CHECK      | |  Form 10-K  | |  Form 20-F  | |  Form 11-K    |X|  Form 10-Q
 ONE):      | |  Form 10-D  | |  Form N-SAR | |  Form N-CSR

            For Period       June 30,2006
            Ended:           ------------


            | |   Transition Report on Form 10-K

            | |   Transition Report on Form 20-F

            | |   Transition Report on Form 11-K

            | |   Transition Report on Form 10-Q

            | |   Transition Report on Form N-SAR

            For the Transition Period
            Ended:
                  -----------------------------------------------

  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

NEDAK Ethanol, LLC
Full Name of Registrant  Former Name if Applicable


Address of Principal Executive Office (STREET AND NUMBER)

87590 Hillcrest Road, P.O. Box 391
Atkinson, Nebraska 68713
City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a)The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

[ ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE
State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Registrant is preparing additional disclosure relating to subsequent events including the closing of a portion of the Registrant's public offering and the execution of definitive material agreements.


SEC 1344 (03-05)  PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                  CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                         (Attach extra Sheets if Needed)

                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             John C. Miles              (402)           474-6900
    -------------------------- ---  ------------  ---------------------
                 (Name)                 (Area (Telephone Number) Code)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                              Yes |X|     No | |


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              Yes | |     No |X|



    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                NDAK Ethanol, LLC
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date August 14, 2006                By  /s/ Jerome Fagerland
     ---------------------------        -----------------------------------
                                            Jerome Fagerland
                                            Chairman, President and Director
                                            (Principal Executive Officer)


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).